Exhibit 99.2

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE                                                                                            October 26, 2006

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE THIRD QUARTER OF 2006

—Net Earnings for the Third Quarter 2006 Totaled $21.4 Million, Up 65% over the
Third Quarter of 2005—
—-Third Quarter 2006 Diluted Earnings Per Share of $0.88—
— Third Quarter Organic Loan Growth of $107.6 Million—
—Third Quarter 2006 Net Interest Margin of 6.60%—

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the quarter ended September 30, 2006, of $21.4 million, or $0.88 per diluted share, compared to net earnings of $13.0 million, or $0.78 per diluted share, for the quarter ended September 30, 2005, and net earnings of $14.5 million, or $0.64 per diluted share, for the second quarter of 2006.  The increase in net earnings compared to last year resulted primarily from increased net interest income due to acquisitions and organic loan growth, partially offset by higher noninterest expense associated with business growth. The increase in net earnings and diluted earnings per share for the third quarter of 2006 from the second quarter of 2006 is due to higher net interest income and a decreased credit loss provision.

Net earnings for the nine months ended September 30, 2006, were $53.2 million, or $2.39 per diluted share, compared to net earnings of $35.1 million, or $2.13 per diluted share, for the same period of 2005.  The increase is due to acquisitions and organic loan growth.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  We closed our acquisition of Foothill Independent Bank in May 2006, which added $897.9 million in assets, and we acquired Cedars Bank in January 2006, which added $488.9 million in assets.  In addition, we acquired First American Bank in August 2005 and Pacific Liberty Bank in October 2005, which together added $469.2 million in assets.

Matt Wagner, President and Chief Executive Officer, stated, “We had a productive third quarter, with organic loan growth of almost $108 million.  We completed Pacific Western Bank’s state charter conversion on September 13, 2006 and we expect to close our acquisition of Community Bancorp later today.  This acquisition significantly expands our footprint in the San Diego region and adds approximately $900 million to our assets, bringing us to a pro forma asset level of $5.5 billion at September 30, 2006.  The merger of our subsidiary First National Bank into Pacific Western Bank, along with the completion of our acquisition of Community Bancorp, will enable us to serve even better our current and future customers throughout our office network, and establish Pacific Western as the largest community bank based in San Diego County, the sixth largest county in the country.”

Mr. Wagner continued, “On the credit side, although we made progress reducing our adversely-classified assets, our nonaccrual loans increased at the end of the quarter.  As of October 23, 2006, our nonaccrual loans were reduced by $3.9 million to $17.0 million.   During the second quarter, we made a large credit loss provision in response to acquired loans, portfolio growth, and our analysis of current market conditions.  Based on our third quarter analysis, we did not make a credit loss provision.  We continue to believe that the level of our allowance for credit losses accurately reflects the risk in our portfolio in the current lending environment.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “Our net interest margin was 6.60% for the third quarter, 19 basis points less than the 6.79% for the second quarter, which is still respectably high when compared to our peers.  A full quarter of Foothill’s liability sensitive profile, reliance on borrowings to fund loan growth and deposit flows, and some competitive pressures caused the decline.”

Mr. Santoro continued, “A great deal of our effort since the beginning of the year has been devoted to integrating our acquisitions and realigning the acquired deposit bases within our pricing structure.  The deposit realignment, along with competitive forces, resulted in deposit outflow.  Since September 30, we sold approximately $100 million in securities yielding 3.52% at a loss of approximately $1.3 million after-tax in an effort to reduce our reliance on borrowed funds and to improve net interest income.  We are evaluating the possibility of shrinking the balance sheet further after completion of the Community Bancorp acquisition.  We believe that selected dispositions of loans coupled with the planned retirement of $20.6 million of 9.71% subordinated debentures in December and reductions in borrowed funds will present opportunities for us to increase return on assets and maintain our net interest margin.”

THIRD QUARTER RESULTS

In thousands, except per share data and percentages	Third Quarter 2006	Third Quarter 2005	% Change	Second Quarter 2006	% Change

Net Earnings	$21,375	$12,994	64.5%	$14,451	47.9%
Diluted Share Count	24,407.6	16,747.6	45.7%	22,736.9	7.3%
Diluted Earnings Per Share	$0.88	$0.78	12.8%	$0.64	37.5%
Return on Average Assets (ROA)	1.87%	1.71%	9.4%	1.39%	34.5%
Return on Average Equity (ROE)	9.62%	12.46%	(22.8)%	7.49%	28.4%
Net Interest Margin	6.60%	6.40%	3.1%	6.79%	(2.8)%
Efficiency Ratio	45.5%	50.1%	(9.2)%	45.7%	(0.4)%

The increase in net earnings and diluted earnings per share, and the improvement in the efficiency ratio for the third quarter of 2006 compared to the third quarter of 2005 were driven by net interest margin expansion and increased average loans. Average loans increased from a combination of organic growth and acquisitions.  The increase in net earnings and diluted earnings per share for the third quarter of 2006 compared to the second quarter of 2006 was due mainly to organic loan growth and decreased credit loss provision.  We recorded a $9.5 million ($5.5 million after-tax) credit loss provision in the second quarter compared to none in the third quarter.

YEAR TO DATE RESULTS

	Nine Months Ended September 30,
In thousands, except per share data and percentages	2006	2005	% Change

Net Earnings	$53,229 *	$35,074	51.8%
Diluted Share Count	22,289.4	16,449.9	35.5%
Diluted Earnings Per Share	$2.39 *	$2.13	12.2%
Return on Average Assets (ROA)	1.72%	1.61%	6.8%
Return on Average Equity (ROE)	9.53%	11.94%	(20.2)%
Net Interest Margin	6.73%	6.19%	8.7%
Efficiency Ratio	46.1%	50.9%	(9.4)%

* Includes $142,000 of additional net earnings, or less than $0.01 per diluted share, related to the accounting change described below.

The increases in net earnings, diluted earnings per share and ROA and the improvement in the efficiency ratio for the nine months ended September 30, 2006 compared to the same period in 2005 were driven by net interest margin expansion, increases in our average loans, and acquisitions.

BALANCE SHEET GROWTH

Loans, net of unearned income, increased $107.6 million to $3.5 billion at September 30, 2006, from June 30, 2006.  Loan growth was centered in commercial real estate loans. Deposits decreased $157.7 million to $3.0 billion at September 30, 2006, from June 30, 2006.  Demand deposits totaled $1.4 billion at September 30, 2006, and represented 44.8% of total deposits at that date.  Loan demand in excess of deposit growth was funded by borrowings from the Federal Home Loan Bank.

NET INTEREST INCOME CONTINUES TO INCREASE

Net interest income increased to $61.7 million for the third quarter of 2006 compared to $40.8 million for the same period of 2005 and $58.0 million for the second quarter of 2006. The increases compared to the third quarter of 2005 and the second quarter of 2006 were mainly a result of increased interest income from our loan growth offset partially by higher interest expense.  Average earning assets increased $1.2 billion to $3.7 billion for the third quarter of 2006 when compared to the same period for 2005, due almost entirely to the increase in average loans.  These increases resulted from both acquisitions and organic growth.  Average earning assets increased $280.8 million, including a $288.0 million increase in average loans, for the third quarter of 2006 when compared to the second quarter of 2006 due to organic growth and the impact of the Foothill acquisition.  Our loan yield decreased 7 basis points to 8.59% for the third quarter when compared to the second quarter due to the impact competition had on new loan rates.  Interest expense increased $9.8 million for the third quarter of 2006 compared to the third quarter of 2005 and increased $2.8 million compared to the second quarter of 2006.  These increases were due mostly to an increase in our total funding sources, as well as to the cost of such funds.

Net interest income increased $58.2 million to $171.7 million for the nine months ended September 30, 2006 compared to the same period of 2005. The increase was mainly a result of increased interest income from our loan growth and higher loan yields, offset partially by higher interest expense.

NET INTEREST MARGIN

Our net interest margin for the third quarter of 2006 was 6.60%, an increase of 20 basis points when compared to the same period of 2005 and a decrease of 19 basis points when compared to the second quarter of 2006. Yields on average earning assets were 8.29% and 7.33% for the third quarters of 2006 and 2005, respectively, and 8.30% for the second quarter of 2006. The yield on average loans was 8.59% and 7.92% for the third quarters of 2006 and 2005, and 8.66% for the second quarter of 2006.  The increase in the net interest margin in the third quarter of 2006 over the same period of 2005 is due mainly to the combination of our increased loan volume and our higher prime lending rate, offset in part by increased funding costs. The decrease in the net interest margin in the third quarter of 2006 over the second quarter of 2006 is due mainly to the impact of the mix and rate structure of deposits acquired in the Foothill acquisition, the competitive interest rate pressures on new loan originations, and increased borrowings used to fund loans and deposit flows.

The average cost of deposits was 1.09% for the third quarter of 2006 compared to 0.51% for the third quarter of 2005 and 0.97% for the second quarter of 2006. The increased deposit cost in the third quarter of 2006 compared to the same period of 2005 and second quarter of 2006 resulted from upward adjustments made in rates offered on money market and certain time deposits in response to competition as well as the impact of the higher-cost deposits acquired in the Foothill acquisition.  The overall cost of interest-bearing liabilities increased to 2.91% for the third quarter of 2006 compared to 1.63% for the same period of 2005 and 2.60% for the second quarter of 2006.  The increase over both the third quarter of 2005 and the second quarter of 2006 is due to a combination of increased deposit costs, increased average borrowings used to fund loan growth and deposit flows, and the repricing of our borrowings in the higher interest rate environment.

Our net interest margin for the nine months ended September 30, 2006 was 6.73%, an increase of 54 basis points when compared to the same period of 2005.  The increase is primarily the result of higher average loan balances and loan yields.

NONINTEREST INCOME INCREASED

Noninterest income for the third quarter of 2006 totaled $4.8 million compared to $3.5 million earned in the same period in 2005, and $4.3 million in the second quarter of 2006.  Noninterest income for the nine months ended September 30, 2006 totaled $12.8 million compared to $10.3 million earned in the same period in 2005.  The increases in noninterest income result largely from increased service charges and fees for deposits, which are attributed to our acquisitions, and increases in fees for other services, such as letters of credit and foreign exchange.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the third quarter of 2006 totaled $30.3 million compared to $22.2 million for the same period in 2005 and $28.5 million for the second quarter of 2006. The increase compared to the third quarter of 2005 relates mostly to increased compensation expense resulting from additional staff added through our acquisitions, pay rate increases, and increased employee benefits costs.  Occupancy costs increased due to additional office locations added by acquisitions and most other general operating expenses increased due to the four acquisitions completed since August 2005.  Other professional services declined due to a decrease in legal fees, which is in turn attributed to a legal settlement reached in the fourth quarter of 2005.

The increase in noninterest expense for the third quarter compared to the second quarter of 2006 is due mainly to an increase in compensation costs, other professional services and assessments.  Compensation increased due mostly to a combination of increased benefit costs and stock award amortization expense, increased staffing levels to support our business expansion and the effect of including Foothill for an entire quarter.  Other professional services increased due to legal fees and our decision to outsource our facilities management beginning in August 2006.    Insurance and assessments included an additional $145,000 in relation to Pacific Western Bank’s charter conversion.  Other expenses for the third quarter included a $220,000 increase in customer-related and loan-related expenses, $84,000 more in amortization of SBA servicing assets due to prepayments, and a $58,000 increase in shareholder expenses due to our acquisition activity.

Noninterest expense includes amortization of restricted and performance stock, which is included in compensation, and intangible asset amortization.  Restricted and performance stock amortization totaled $2.1 million for the third quarter of 2006 compared to $1.1 million for the third quarter of 2005 and $1.9 million for the second quarter of 2006.  The increase compared to the prior quarters resulted largely from additional awards made during the each of the quarters of 2006.  Amortization expense for all restricted and performance stock awards is estimated to be $7.5 million for 2006.  Intangible asset amortization increased from the second quarter of 2006 to the third quarter of 2006 by approximately $215,000 to $1.8 million.  This increase resulted from additional amortization related primarily to the Foothill acquisition. Intangible asset amortization is estimated to be $6.3 million for 2006, excluding any effect from the announced Community Bancorp acquisition.  The 2006 estimates of both restricted and performance stock award expense and intangible asset amortization are subject to change.

Noninterest expense for the nine months ended September 30, 2006 totaled $85.0 million compared to $63.1 million for the same period in 2005.  The increase is due mostly to an increase in the number of employees and branches to support our expanded operations.  Our branch network has expanded through our acquisitions to 55 branches as of the end of September 2006 compared to 35 branches as of the end of June 2005.

CREDIT QUALITY

During the third quarter of 2006, we made no provision for credit losses based on our reserve methodology, which considers the level of classified, criticized and nonaccrual loans as well as total loan volumes and market conditions. This compares to a $9.5 million provision for credit losses recorded in the second quarter of 2006.  The second quarter provision reflected an increase in the level of nonaccrual loans, the credit quality of an acquired portfolio, our analysis of current market conditions including the outlook for real estate related loans, and organic loan growth.

Our nonaccrual loans increased $5.3 million to $20.9 million at September 30, 2006 compared to $15.6 million at June 30, 2006.  The increase is largely the result of five loan relationships totaling $5.4 million that were placed on nonaccrual status at the end of the quarter.  As a result of our efforts to reduce nonaccrual loans, nonaccrual loans totaled $17.0 million at October 23, 2006. We previously disclosed that we adversely classified certain Cedars-acquired loans in accordance with our criteria during the second quarter.  During the third quarter these loans were reduced by $5.9 million through full repayment.  We continue to work on our plan to reduce these loans by strengthening the underlying documentation, obtaining additional collateral and/or payments from borrowers, or possibly selling selected loans.

At September 30, 2006, the ratio of our allowance for credit losses to loans, net of unearned income, was 1.47% compared to 1.51% at June 30, 2006.   The allowance for total credit losses totaled $51.9 million at both September 30, 2006 and June 30, 2006.

ACCOUNTING CHANGE

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123R”).  As permitted under formerly effective accounting rules, we did not consider estimated forfeitures of stock awards during periods prior to January 1, 2006, and recognized the effect of forfeitures as they occurred.  As required by SFAS 123R, we recognized the cumulative effect of estimated forfeitures for unvested restricted stock awards as of December 31, 2005, by increasing our first quarter of 2006 earnings by $242,000.  The after tax effect of this adjustment was to increase net earnings by $142,000, or less than $0.01 per diluted share.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiaries, Pacific Western Bank and First National Bank, each remained well capitalized at September 30, 2006.

PENDING ACQUISITION AND PLAN OF CONSOLIDATION

As previously announced we entered into a definitive agreement and plan of merger to acquire Community Bancorp Inc. for consideration consisting of First Community common stock and cash for outstanding Community Bancorp stock options.  First Community and Community Bancorp each received the shareholder approvals sought in connection with the transaction at their respective shareholder meetings held on September 27, 2006.  When the merger is completed, Community Bancorp shareholders will receive approximately 4.7 million shares of First Community common stock, based on an exchange ratio of 0.735 of a share of First Community common stock for each share of Community Bancorp common stock.  Approximately $6.1 million is expected to be delivered to Community Bancorp option holders.  Community Bancorp, which is headquartered in Escondido, California, is the parent of Community National Bank and had $880.1 million in assets and 12 branches across San Diego and Riverside Counties at September 30, 2006. Upon completion of the acquisition, Community National Bank will be merged into First National Bank, a San Diego-based wholly-owned subsidiary of First Community.  All regulatory approvals have been received and we expect to complete the acquisition of Community Bancorp on October 26, 2006.

Also, as previously announced, First Community’s subsidiaries, Pacific Western Bank and First National Bank, filed an application with the Federal Deposit Insurance Corporation to merge First National Bank into Pacific Western Bank immediately following the completion of the acquisition of Community Bancorp and the merger of Community National Bank into First National Bank. In July 2006, First National Bank received the approval of the Office of the Comptroller of the Currency to merge Community National Bank into First National Bank.  All regulatory approvals have been received and the consolidation of First National (including Community National Bank) into Pacific Western is scheduled to be completed on October 26, 2006.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $4.6 billion in assets as of September 30, 2006, with two wholly-owned banking subsidiaries, Pacific Western Bank and First National Bank. Through the banks’ 55 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western has 42 branches located in Los Angeles, Orange, Riverside and San Bernardino Counties, and in San Francisco, California and First National Bank has 13 branches across San Diego County.  Through its subsidiary First Community Financial, First National provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community

Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(In thousands, except share data)
Assets:
Cash and due from banks	$116,057	$100,662
Federal funds sold	10,500	4,600
Total cash and cash equivalents	126,557	105,262

Interest-bearing deposits in financial institutions	287	90

Federal Reserve Bank and Federal Home Loan
Bank stock, at cost	31,646	26,753
Securities available-for-sale	203,306	212,601
Total securities	234,952	239,354

Loans, net of unearned income	3,542,595	2,467,828
Allowance for loan losses	(43,943)	(27,303)
Net loans	3,498,652	2,440,525
Premises and equipment	29,334	19,063
Intangible assets	586,975	323,188
Cash surrender value of life insurance	68,083	56,207
Other assets	56,634	42,722
Total assets	$4,601,474	$3,226,411

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,354,726	$1,179,808
Interest-bearing deposits	1,667,128	1,225,553
Total deposits	3,021,854	2,405,361

Accrued interest payable and other liabilities	41,841	38,318
Borrowings	513,400	160,300
Subordinated debentures	129,902	121,654
Total liabilities	3,706,997	2,725,633

Shareholders’ Equity:
Common stock	760,870	400,868
Retained earnings	135,084	102,325
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(1,477)	(2,415)
Total shareholders’ equity	894,477	500,778
Total liabilities and shareholders’ equity	$4,601,474	$3,226,411

Shares outstanding (includes 685,681 shares at September 30, 2006, and 405,831 shares at December 31, 2005,underlying unvested stock awards)	24,985,788	18,346,566

Book value per share	$35.80	$27.30

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended			Nine Months Ended September 30,
	9/30/06	6/30/06	9/30/05	2006	2005
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$74,726	$68,330	$44,533	$203,005	$123,082
Interest on federal funds sold	62	66	564	192	866
Interest on time deposits in other financial institutions	4	5	2	24	5
Interest on investment securities	2,730	2,588	1,635	7,484	5,680
Total interest income	77,522	70,989	46,734	210,705	129,633

Interest expense:
Interest expense on deposits	8,617	7,136	3,014	21,382	7,420
Interest expense on borrowings	4,238	3,118	740	9,519	2,501
Interest expense on subordinated debentures	2,922	2,697	2,200	8,069	6,135
Total interest expense	15,777	12,951	5,954	38,970	16,056
Net interest income before provision for credit losses	61,745	58,038	40,780	171,735	113,577
Provision for credit losses	—	9,500	—	9,600	1,420
Net interest income after provision for credit losses	61,745	48,538	40,780	162,135	112,157

Noninterest income:
Service charges on deposit accounts	2,412	1,986	1,594	5,957	4,856
Other commissions and fees	1,624	1,641	1,055	4,819	3,128
Gain on sale of loans, net	—	—	208	—	467
Increase in cash surrender value of life insurance	616	531	392	1,568	1,221
Other income	124	178	265	473	675
Total noninterest income	4,776	4,336	3,514	12,817	10,347

Noninterest expense:
Compensation	15,708	14,865	12,107	45,803	35,396
Occupancy	3,809	3,905	2,819	10,859	7,867
Furniture and equipment	1,073	981	679	2,815	1,990
Data processing	1,773	1,719	1,223	4,827	3,564
Other professional services	1,529	1,016	1,741	3,665	3,563
Business development	327	353	334	1,027	853
Communications	839	749	516	2,214	1,445
Insurance and assessments	716	492	411	1,680	1,289
Intangible asset amortization	1,791	1,577	915	4,517	2,541
Other	2,691	2,832	1,468	7,581	4,548
Total noninterest expense	30,256	28,489	22,213	84,988	63,056
Earnings before income taxes and effect of accounting change	36,265	24,385	22,081	89,964	59,448
Income taxes	14,890	9,934	9,087	36,877	24,374
Net earnings before cumulative effect of accounting change	21,375	14,451	12,994	53,087	35,074
Cumulative effect on prior years (to December 31, 2005) of changing the method of accounting for stock-based compensation forfeitures	—	—	—	142	—
Net earnings	$21,375	$14,451	$12,994	$53,229	$35,074

Per share information
Number of shares (weighted average):
Basic	24,252.3	22,509.2	16,425.3	20,064.3	16,087.3
Diluted	24,407.6	22,736.9	16,747.6	22,289.4	16,449.9
Basic earnings per share:
Net earnings before accounting change	$0.88	$0.64	$0.79	$2.41	$2.18
Accounting change (1)	—	—	—	-	-
Basic earnings per share	$0.88	$0.64	$0.79	$2.41	$2.18
Diluted earnings per share:
Net earnings before accounting change	$0.88	$0.64	$0.78	$2.39	$2.13
Accounting change (1)	—	—	—	-	-
Diluted earnings per share	$0.88	$0.64	$0.78	$2.39	$2.13

(1) Less than $0.01 per diluted share for the nine months ended September 30, 2006.

UNAUDITED AVERAGE BALANCE
SHEETS

	Quarters Ended			Nine Months Ended September 30,
	9/30/06	6/30/06	9/30/05	2006	2005
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,451,376	$3,163,362	$2,231,702	$3,154,518	$2,165,192
Investment securities	254,608	260,536	232,677	251,374	249,061
Federal funds sold	4,731	5,898	64,592	6,006	39,354
Interest-bearing deposits in financial institutions	324	468	200	887	237
Average earning assets	3,711,039	3,430,264	2,529,171	3,412,785	2,453,844
Other assets	828,501	738,114	481,848	724,119	454,293
Average total assets	$4,539,540	$4,168,378	$3,011,019	$4,136,904	$2,908,137

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,437,035	$1,342,328	$1,099,769	$1,340,100	$1,037,834
Interest-bearing deposits	1,699,072	1,613,881	1,235,500	1,605,634	1,205,672
Average deposits	3,136,107	2,956,209	2,335,269	2,945,734	2,243,506
Subordinated debentures	130,603	126,457	121,654	126,271	121,654
Other interest-bearing liabilities	322,482	257,347	93,179	260,287	109,418
Other liabilities	69,025	53,990	47,185	58,036	40,872
Average liabilities	3,658,217	3,394,003	2,597,287	3,390,328	2,515,450
Average equity	881,323	774,375	413,732	746,576	392,687
Average liabilities and shareholders’ equity	$4,539,540	$4,168,378	$3,011,019	$4,136,904	$2,908,137

Yield Analysis:
Average earning assets	$3,711,039	$3,430,264	$2,529,171	$3,412,785	$2,453,844
Yield	8.29%	8.30%	7.33%	8.25%	7.06%
Average interest-bearing deposits	$1,699,072	$1,613,881	$1,235,500	$1,605,634	$1,205,672
Cost	2.01%	1.77%	0.97%	1.78%	0.82%
Average deposits	$3,136,107	$2,956,209	$2,335,269	$2,945,734	$2,243,506
Cost	1.09%	0.97%	0.51%	0.97%	0.44%
Average interest-bearing liabilities	$2,152,157	$1,997,685	$1,450,333	$1,992,192	$1,436,744
Cost	2.91%	2.60%	1.63%	2.62%	1.49%
Average subordinated debentures	$130,603	$126,457	$121,654	$126,271	$121,654
Cost	8.88%	8.55%	7.17%	8.54%	6.74%
Average other interest-bearing liabilities	$322,482	$257,347	$93,179	$260,287	$109,418
Cost	5.21%	4.86%	3.15%	4.89%	3.06%

Interest spread	5.38%	5.70%	5.70%	5.63%	5.57%
Net interest margin	6.60%	6.79%	6.40%	6.73%	6.19%

Average interest sensitive liabilities	$3,589,192	$3,340,013	$2,550,102	$3,332,292	$2,474,578
Cost	1.74%	1.56%	0.93%	1.56%	0.87%

LOAN CONCENTRATION
(unaudited)

	As of the Dates Indicated
	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$705,546	$716,418	$672,211	$639,393	$610,075
Real estate—construction	755,813	763,861	683,180	570,080	506,469
Commercial real estate—mortgage	1,952,547	1,812,484	1,321,657	1,117,030	1,049,745
Consumer	46,910	54,455	49,958	47,221	41,739
Foreign:
Commercial	88,826	95,692	98,152	94,930	94,402
Other	6,656	7,182	7,728	8,320	9,365
Total gross loans	$3,556,298	$3,450,092	2,832,886	2,476,974	2,311,795

CREDIT QUALITY MEASURES
(Unaudited)

	As of or for the:
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
	9/30/06	6/30/06	3/31/06	12/31/05

Nonaccrual loans	$20,907	$15,613	$11,539	$8,422
Other real estate owned	—	—	—	—
Total nonperforming assets	$20,907	$15,613	$11,539	$8,422

Charged-off loans	$(367)	$(1,299)	$(385)	$(3,518)
Recoveries	362	528	477	2,360
Net (charge-offs) recoveries	$(5)	$(771)	$92	$(1,158)

Allowance for loan losses to loans, net of unearned income	1.24%	1.26%	1.12%	1.11%
Allowance for credit losses to loans, net of unearned income	1.47%	1.51%	1.34%	1.34%
Allowance for loan losses to nonaccrual loans	210.2%	278.3%	273.0%	324.2%
Allowance for credit losses to nonaccrual loans	248.3%	332.6%	328.8%	391.5%
Allowance for loan losses to nonperforming assets	210.2%	278.3%	273.0%	324.2%
Allowance for credit losses to nonperforming assets	248.3%	332.6%	328.8%	391.5%
Nonperforming assets to loans, net of unearned income, and other real estate owned	0.59%	0.45%	0.41%	0.34%
Annualized (charge-offs) net recoveries to average loans	—	(0.10)%	0.01%	(0.05)%
Nonaccrual loans to loans, net of unearned income	0.59%	0.45%	0.41%	0.34%

ALLOWANCE FOR CREDIT LOSSES
(unaudited)

	As of or for the:
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
	9/30/06	6/30/06	3/31/06	12/31/05

Balance at beginning of period	$51,923	$37,937	$32,971	$29,507
Loans charged-off:
Commercial	(5)	(333)	(368)	(1,646)
Real estate—construction	(115)	(29)	—	—
Real estate—mortgage	—	—	—	(100)
Consumer	(22)	(39)	(17)	(180)
Foreign	(225)	(898)	-	(1,592)
Total loans charged-off	(367)	(1,299)	(385)	(3,518)

Recoveries on loans charged-off:
Commercial	328	508	377	2,106
Real estate—construction	—	—	—	—
Real estate—mortgage	—	—	1	11
Consumer	34	20	—	241
Foreign	—	—	99	2
Total recoveries on loans charged-off	362	528	477	2,360
Net (charge-offs) recoveries	(5)	(771)	92	(1,158)
Provision for credit losses	—	9,500	100	1,420
Additions due to acquisitions	—	5,257	4,774	3,202
Balance at end of period	$51,918	$51,923	$37,937	$32,971

COMPONENTS OF ALLOWANCE FOR CREDIT
LOSSES (unaudited)

	As of or for the:
	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended
	9/30/06	6/30/06	3/31/06	12/31/05

Allowance for loan losses	$43,943	$43,448	$31,501	$27,303
Reserve for unfunded loan commitments	7,975	8,475	6,436	5,668
Balance at end of period	$51,918	$51,923	$37,937	$32,971